FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

Public Relations
Nathan Misner
(206) 272-7494
n.misner@f5.com

Manuel Rivelo Appointed as the New CEO of F5 Networks
John McAdam, longtime leader, to take expanded Board role
SEATTLE, WA - April 22, 2015 - F5 Networks (NASDAQ: FFIV) announced today that Manny Rivelo has been named as the company’s President and Chief Executive Officer and a member of F5’s Board of Directors effective July 1, 2015. Previously, Rivelo served as F5’s Executive Vice President of Strategic Solutions. He succeeds longtime CEO, John McAdam, who will become Chairman of the Board of Directors upon his retirement on July 1st. Al Higginson, who has been on the F5 Board of Directors since 1996, and has served as Board Chairman since 2004, will remain on F5’s Board as Lead Independent Director, also effective July 1, 2015.
Under McAdam’s leadership, F5 has grown to over $1.7B in annual revenue while revolutionizing how applications are deployed, managed and secured. Throughout his 15-year tenure, McAdam also championed a culture of collaboration and respect, building F5 into one of the tech industry’s best places to work as recognized by Glassdoor this past winter.
“My time as CEO has been very rewarding both professionally and personally, and I want to thank all the F5 employees, past and present, who have contributed to making F5 an industry leader and a great place to grow your career,” McAdam said. “As I transition to my new role as Chairman of the Board, I am excited about the future of F5 and confident that the company will be in good hands with Manny at the helm.”
During his time at F5 Networks, Rivelo has been responsible for the company’s strategic development, product management, and global marketing strategy. He has expanded F5 beyond its data center roots to include a robust hybrid offering with scale-out virtual editions, born-in-the-cloud solutions and as-a-service offerings complementing its market-leading purpose-built hardware. In addition, Rivelo led the build-out of F5’s Synthesis architecture allowing application delivery to evolve in alignment with new innovations, customer demands, and the company’s strategic vision.
“During the past decade F5 has established itself as the leading provider of services to ensure that applications delivered over IP networks are fast, secure and available to anyone, anywhere, any time,” Rivelo said. “This is an exciting time to be at F5, and I look forward to working with the company’s executive staff and the rest of the F5 team to extend our leadership, expand our addressable market, and build on the company’s long history of success.”
Prior to joining F5 in October 2011, Rivelo was Senior Vice President of Engineering Systems and Operations for Cisco Systems, Inc. During his 19 years at Cisco, Rivelo served as a member of the Cisco Engineering Leadership Team, ran Worldwide Sales and Engineering Operations, and was head of the Worldwide Systems Engineering organization. Rivelo has worked with some of the largest enterprises, service providers, and small-medium businesses (SMBs), designing and building critical products, systems, and networks. His managerial career spans 25 years in product engineering, strategic planning, business operations, field engineering sales, and IT. Rivelo serves on the board of directors of Apollo Group, Inc., one of the world's largest private education providers. He holds both bachelor's and master's degrees in Electrical Engineering from the Stevens Institute of Technology.
“Since Manny joined the company in 2011, he has been an important part of F5’s leadership team and a major contributor to the company’s success,” Higginson said. “He is a veteran business leader and technology visionary, and as the heir to John’s legacy he is exceptionally well-qualified to lead F5 at a time when the company is very well-positioned to capitalize on emerging market opportunities. On behalf of the Board, I am excited about the future of F5 under Manny’s leadership and I look forward to working with him to build on the company’s success.”
For additional biographical information on Manny Rivelo click here (or go to f5.com/about-us/leadership).
For additional biographical information on John McAdam click here (or go to f5.com/about-us/leadership).

For additional biographical information on Alan Higginson click here (or go to f5.com/about-us/leadership).
About F5 Networks
F5 (NASDAQ: FFIV) provides solutions for an application world. F5 helps organizations seamlessly scale cloud, data center, telecommunications, and software defined networking (SDN) deployments to successfully deliver applications and services to anyone, anywhere, at any time. F5 solutions broaden the reach of IT through an open, extensible framework and a rich partner ecosystem of leading technology and orchestration vendors. This approach lets customers pursue the infrastructure model that best fits their needs over time. The world’s largest businesses, service providers, government entities, and consumer brands rely on F5 to stay ahead of cloud, security, and mobility trends. For more information, go to f5.com.
You can also follow @f5networks on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies.
F5 and Silverline are trademarks or service marks of F5 Networks, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.
Forward Looking Statements
Certain statements in this Current Report on Form 8-K are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words indicating future events, performance, results and actions, such as “will” and “expect,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The forward-looking statements in this Current Report on Form 8-K include, among others, statements regarding management and Board of Directors succession matters. Forward-looking statements are not guarantees of future actions, events, results or performance, which may vary materially from those expressed or implied in such statements. Differences may result from, among other things, actions taken by the Company or its management or Board, as well as those beyond the Company’s control. Such risks and uncertainties include, but are not limited to, timing and integration of management and Board changes (and related arrangements) and changes in strategic and other business objectives. For more information on factors that may affect future performance, events, results or actions, please review “Risk Factors” described in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the SEC, as well as other public filings with the SEC. These forward-looking statements reflect the Company’s expectations as of the date hereof, and the Company undertakes no obligation to update the information provided herein.
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